Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054	Contact:
www.svb.com	Meghan O'Leary
Investor Relations
For release at 1:00 P.M. (Pacific Time)	(408) 654-6364
April 25, 2013

NASDAQ: SIVB

SVB FINANCIAL GROUP ANNOUNCES APPOINTMENT OF DAVID JONES AS ITS PRESIDENT OF ASIA; MARC CADIEUX TO ASSUME CHIEF CREDIT OFFICER ROLE
Appointments to become effective in late third quarter of 2013

SANTA CLARA, Calif. — April 25, 2013 — SVB Financial Group, the parent company of Silicon Valley Bank, announced today that its Chief Credit Officer, David A. Jones, will take on a new strategic leadership position within the company as its President of Asia. In this role, Jones will help lead and expand the company’s Asia strategy and will work with Ken Wilcox, the company’s Head of Asia and Chairman of Silicon Valley Bank, to continue building out the company’s joint venture, SPD Silicon Valley Bank, in China. Marc Cadieux, a 21-year SVB veteran and the company’s Assistant Chief Credit Officer since 2009, has been named to succeed Jones as Chief Credit Officer. The transition of Jones and Cadieux into their respective roles is expected to take place in the late third quarter of 2013, at which point Jones is expected to relocate to China.
In his new role, Jones will help expand SVB’s broader Asia strategy and oversee its local operations in Asia. In addition, he will assist in adapting SVB’s lending and business models for China and implementing the credit and risk management strategies of the Chinese JV bank. The company’s Asia strategy, including its JV, remains one of its most important and complex long-term growth initiatives.
“Dave’s long experience in credit and banking and his deep institutional knowledge about our business make him an ideal choice for this role,” said Greg Becker, president and CEO of SVB Financial Group. “In 16 very successful years as Chief Credit Officer, Dave has overseen the creation of a world-class credit discipline, and has built a hand-picked team of senior credit officers, many of whom have been with SVB for more than a decade. SVB’s consistent credit performance through some very challenging market cycles speaks to his success.
“Marc has worked alongside Dave for much of the last 15 years, the last four as Assistant Chief Credit Officer, and is both well-qualified and well-prepared to step up to this new role. In addition, he will be supported, as Dave was, by a deep bench of seasoned credit officers who are well-versed in SVB’s credit culture.”
Cadieux has served in a variety of key credit, sales, relationship management, and leadership roles within the company, including Region Manager in the Bay Area, Division Risk Manager of our East Division as well as the UK and Israel, the Head of Loan Advisory Services, and his current role of Assistant Chief Credit Officer.

SVB Financial Group
For nearly three decades, SVB Financial Group has been dedicated to helping entrepreneurs succeed. A financial holding company serving companies in the technology, life science, cleantech, venture capital, private equity and premium wine industries, SVB Financial Group (Nasdaq: SIVB) operates through 28 U.S. offices and seven international operations. www.svb.com. [SIVB-F]

Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve System. SVB Private Bank is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve System.